Exhibit 12

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Capital Accounts; Opening Capital Account Balance

Upon the issuance of Units to any Member, the Managing Member shall establish a separate capital account (“Capital Account”) representing its investment in the Units of such Class of the Fund. The initial balance of each Member’s Capital Account shall be the amount of its initial Capital Contribution to the Fund.

The Net Asset Value of any Class shall be determined as of the last day of each Accounting Period before any Management Fees, selling or trailing commissions and Incentive Allocations with respect to Units of such Class as of such date. All net profits, net losses and items of expense attributable to a Class, before payment of any Management Fees, selling or trailing commissions or Incentive Allocations as of the end of such period shall then be credited or charged to the Capital Accounts of the Members holding Units in such Class in proportion to their respective Unit Ownership Percentages. As set forth in Section 4.2 of the Operating Agreement, any Management Fees, selling or trailing commissions and Incentive Allocations with respect to each Member holding Units of a Class for such period shall then be charged to the Capital Account of such Member in proportion to his Unit Ownership Percentage. The amount of any distribution to a Member and any amount paid to a Member in redemption shall be charged to that Member’s Capital Account.

An opening Capital Account balance shall be established for each Member on the books of the Fund as of the first day of each month. The opening Capital Account balance for a Member as of the first day of the Accounting Period in which the Member has acquired Units of the Fund shall be the amount of such Member’s Capital Contribution for such Units as of such date. The opening Capital Account balance for each Member as of the beginning of each Accounting Period after the Accounting Period in which the Member has acquired Units shall be an amount equal to (i) the closing Capital Account balance of such Member for the immediately preceding Accounting Period (determined in accordance with Section 4.2 of the Operating Agreement), decreased by (ii) the amount of any redemptions made by the Member effective as of any day during the immediately preceding Accounting Period, and decreased by (iii) the amount of the distributions made to the Member pursuant to Section 6.4 of the Operating Agreement effective as of any day during the immediately preceding Accounting Period, and increased by (iv) the amount of any additional Capital Contribution made by such Member pursuant to Section 3.3 of the Operating Agreement effective as of the beginning of such Accounting Period.

Capital Accounts; Closing Capital Account Balance
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A closing Capital Account balance shall be established for each Member on the books of the Fund as of the last day of each Accounting Period. The closing Capital Account balance for each Member as of the end of each Accounting Period shall be determined by adjusting the Member’s opening Capital Account balance for such Accounting Period in the following manner and order:

First, any increase or decrease in the Net Asset Value of any Class for the Accounting Period shall be credited or debited (as the case may be), before deduction for any applicable Management Fee, selling or trailing commission and Incentive Allocation, to the individual Capital Accounts, including the Managing Member’s and the Sub-Advisor’s Capital Account, in proportion to their respective Unit Ownership Percentages; and

Second, the Management Fee, if any, with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 7.3(c) of the Operating Agreement) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and paid to the Managing Member or credited to the Capital Account of the Managing Member, as the Managing Member determines in its sole and absolute discretion; and

Exhibit 12

Third, any selling or trailing commission with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 7.3(d) of the Operating Agreement) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and credited to the Capital Account of the Managing Member; and

Fourth, the Incentive Allocation(s), if any, with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 4.3 of the Operating Agreement) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and 50% of the aggregate Incentive Allocation will be allocated to the Capital Account of the Managing Member and 50% of the aggregate Incentive Allocation will be allocated to the Capital Account of the Sub-Advisor.

Notwithstanding the foregoing, if the Managing Member determines it to be in the best interests of the Fund, or necessary in order for the Fund to participate in an investment in which, under applicable law or rule, it would not otherwise be entitled to participate, the Managing Member, in its reasonable discretion, shall be entitled to make adjustments to or special allocations for the Capital Account with respect to any Units described above in a manner other than in proportion to the Unit Ownership Percentage constituted by the Member’s Capital Account.

Incentive Allocation

In accordance with the terms of the Private Offering Memorandum, with respect to Units of certain Classes, at the end of each calendar month, the Managing Member will compute the incentive allocation (“Incentive Allocation”) for all of the Units in Classes for which an Incentive Allocation is due. The Incentive Allocation applicable to the Class A Units and the Class B Units shall be 10% of all New Net Profits earned with respect to such Units in the calendar month for which the calculation is being made. The Incentive Allocation applicable to the Class C Units and the Class D Units shall be 5% of all New Net Profits earned with respect to such Units in the calendar months for which the calculation is being made. The Class E Units shall not be assessed an Incentive Allocation. Fifty percent of the aggregate Incentive Allocation will be allocated to the Managing Member, and 50% of the aggregate Incentive Allocation will be allocated to the Sub-Advisor.

Once an Incentive Allocation has been allocated to the Managing Member and Sub-Advisor as to any Unit, it shall be retained by the Managing Member and Sub-Advisor notwithstanding subsequent losses as to such Unit.

Notwithstanding anything in this Agreement to the contrary, (i) the Incentive Allocation to be charged against the Capital Account of any Member in accordance with the procedures set forth in Section 4.3 of the Operating Agreement may be reduced or waived entirely with respect to any Member in the sole and absolute discretion of the Managing Member, and (ii) an increased or different allocation than the Incentive Allocation may be charged to the Units of any Member with the consent of such Member or if required by law or regulation.

Allocation of Taxable Income and Taxable Loss

As of the end of each Fiscal Year, except as otherwise required by Section 704(c) of the Code and the Treasury Regulations thereunder, the Fund’s taxable income or loss and each item of income, gain, loss, expense, or credit for federal income tax purposes shall be determined and allocated among the Members in the following amounts and priorities:

First, the Managing Member may, in its sole and absolute discretion, make special allocations of income and gain or expense and loss to any Member or former Member who received one or more payments in redemption from its Capital Account pursuant to Article VI hereof during the Fiscal Year to reflect equitably amounts credited or debited to its Capital Account pursuant to Sections 4.1 and 4.2 of the Operating Agreement for the Fiscal Year and all prior Fiscal Years as compared to the aggregate taxable income or loss allocated to the Member or former Member in all prior Fiscal Years.

Exhibit 12

Second, the remainder of the Fund’s taxable income or loss of the Fund for the Fiscal Year, if any, and each item of Fund income, gain, loss, expense, or credit included therein, shall be allocated among the Members and former Members in such amounts and in such proportions as will, as determined in the sole and absolute discretion of the Managing Member, reflect equitably the amounts credited or debited to each Member’s and former Member’s Capital Account for the Fiscal Year and all prior Fiscal Years as compared to the aggregate taxable income or loss that has been allocated to such Member and former Member during the Fiscal Year (including allocations for the Fiscal Year under subsection (a) hereof) and all prior Fiscal Years.

The character of any item of income, gain, expense or loss allocated pursuant to Section 4.4 of the Operating Agreement shall be made in such proportions as will, as determined in the sole and absolute discretion of the Managing Member, reflect equitably the amounts credited or debited to each Member’s Capital Account.

All amounts withheld from Fund revenues or distributions by the Fund pursuant to the Code or any provision of any state or local tax law shall be treated for all purposes as distributions to those Members who receive tax credits with respect to withheld amounts or for whose account such amounts are withheld. In any case where a tax, fee or other assessment is levied upon the Fund, the amount of which is determined in whole or in part by the status or identity of the Members, the Managing Member may allocate the expense and deduct from such Members’ Capital Accounts their distributable share of such taxes, fees and assessments.

All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to the preceding provisions of Article IV of the Operating Agreement shall be determined by the Managing Member unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all Members. The Managing Member may, without the consent of the other Members, amend the provisions of this Article IV if such amendments are made in response to the promulgation of new or revised Treasury Regulations under Section 704 of the Code or other developments in the tax law. The Managing Member is empowered to amend such provisions to the developments in the tax law. The Managing Member is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of the Accountants and Legal Counsel to effectuate the allocations and distributions provided in this Agreement, and no such new allocation shall give rise to any claim or cause of action by any Member.

Exhibit 12